EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
USAA ACCEPTANCE, LLC

                    THIS Amended and Restated Certificate of Formation of USAA Acceptance, LLC (the “Company”), dated as of July 12, 2004, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the Company, which was filed on July 22, 2002, with the Secretary of State of the State of Delaware (the “Secretary of State”), as amended by the Certificate of Amendment thereto, as filed with the Secretary of State on February 9, 2004 (as so amended, the “Certificate”).

          The Certificate is hereby amended and restated in its entirety to read as follows:

                    1. Name. The name of the limited liability company is USAA Acceptance, LLC.

                    2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Wilmington Trust SP Services, Inc, 1105 North Market Street, Suite 1300, Wilmington, New Castle County, Delaware 19801.

                    3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Wilmington Trust SP Services, Inc, 1105 North Market Street, Suite 1300, Wilmington, New Castle County, Delaware 19801.

                    IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

USAA Federal Savings Bank
Authorized Person

By:	/s/ Michael J. Broker

Name: Michael J. Broker
Title: Vice President, Banking Counsel

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:52 AM 07/12/2004
FILED 11:52 AM 07/12/2004
SRV 040508432 - 3550244 FILE